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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. __________)(1)

GENEREX BIOTECHNOLOGY CORPORATION

(Name of Issuer)
Common Stock, par value $.001 per share

(Title of Class of Securities)
371485103
(CUSIP Number)
November 29, 2000

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)

        /x/      Rule 13d-1(c)

        / /      Rule 13d-1(d)

        (1) The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP NO. 371485103	Page 2 of 11 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Protius Overseas Limited

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Isle of Man

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
-0-

		6	SHARED VOTING POWER
1,409,526 shares of Common Stock (See Item 4)

		7	SOLE DISPOSITIVE POWER
-0-

		8	SHARED DISPOSITIVE POWER
1,409,526 shares of Common Stock (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,409,526 shares of Common Stock (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% (See Item 4)

12	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP NO. 371485103	Page 3 of 11 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Cranshire Capital, L.P.

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois limited partnership U.S.A

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
-0-

		6	SHARED VOTING POWER
1,409,526 shares of Common Stock (See Item 4)

		7	SOLE DISPOSITIVE POWER
-0-

		8	SHARED DISPOSITIVE POWER
1,409,526 shares of Common Stock (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,409,526 shares of Common Stock (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% (See Item 4)

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP No. 371485103	Page 4 of 11 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Downsview Capital, Inc.

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois corporation U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
-0-

		6	SHARED VOTING POWER
lc1.]			1,409,526 shares of Common Stock (See Item 4)

		7	SOLE DISPOSITIVE POWER
-0-

		8	SHARED DISPOSITIVE POWER
1,409,526 shares of Common Stock (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,409,526 shares of Common Stock (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% (See Item 4)

12	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP No. 371485103	Page 5 of 11 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
JMJ Capital, Inc.

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois corporation U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
-0-

		6	SHARED VOTING POWER
1,409,526 shares of Common Stock (See Item 4)

		7	SOLE DISPOSITIVE POWER
-0-

		8	SHARED DISPOSITIVE POWER
1,409,526 shares of Common Stock (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,409,526 shares of Common Stock (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% (See Item 4)

12	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP NO. 371485103	Page 6 of 11 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
EURAM Cap Strat. "A" Fund Limited

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands exempted company Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
-0-

		6	SHARED VOTING POWER
1,409,526 shares of Common Stock (See Item 4)

		7	SOLE DISPOSITIVE POWER
-0-

		8	SHARED DISPOSITIVE POWER
1,409,526 shares of Common Stock (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,409,526 shares of Common Stock (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /
Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% (See Item 4)

12	TYPE OF REPORTING PERSON*
CO

**SEE INSTRUCTIONS BEFORE FILLING OUT!

13G

CUSIP NO. 371485103	Page 7 of 11 Pages

1	NAME OF REPORTING PERSONe S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Mitchell P. Kopin

2	CHECK THE APPROPRIATE BOX IF A	(a)	/x/
	MEMBER OF A GROUP*	(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5	SOLE VOTING POWER
-0-

		6	SHARED VOTING POWER
1,409,526 shares of Common Stock (See Item 4)

		7	SOLE DISPOSITIVE POWER
-0-

		8	SHARED DISPOSITIVE POWER
1,409,526 shares of Common Stock (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,409,526 shares of Common Stock (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /x/

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% (See Item 4)

12	TYPE OF REPORTING PERSON*
IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).

Name of Issuer:
Generex Biotechnology Corporation (the "Company")

Item 1(b).

Address of Issuer's Principal Executive Offices:
33 Harbour Square, Suite 202, Toronto, Ontario, Canada M5J 2G2

Item 2(a).

Name of Person Filing

Item 2(b).

Address of Principal Business Office or, if None, Residence

Item 2(c).

Citizenship
Protius Overseas Limited P.O. Box 17512-14 Finch Road Douglas Isle of Man, IM99 Isle of Man limited company
Cranshire Capital, L.P. 666 Dundee Road, Suite 1901 Northbrook, IL 60062 Illinois limited partnership
Downsview Capital, Inc. 666 Dundee Road, Suite 1901 Northbrook, IL 60062 Illinois corporation
JMJ Capital, Inc. 666 Dundee Road, Suite 1901 Northbrook, IL 60062 Illinois corporation
EURAM Cap Strat. "A" Fund Limited c/o JMJ Capital, Inc. 666 Dundee Road, Suite 1901 Northbrook, IL 60062 Cayman Islands exempted company
Mitchell P. Kopin 666 Dundee Road, Suite 1901 Northbrook, IL 60062 U.S. Citizen

Item 2(d).

Title of Class of Securities:

Common Stock, par value $.001 per share, of the Company ("Common Stock")

Item 2(e).

CUSIP Number:
371485103

Item 3.

If this Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the persons filing are:
(a)	/ /	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	/ /	Bank as defined in Section 3 (a) (6) of the Exchange Act;
(c)	/ /	Insurance company as defined in Section 3 (a) (19) of the Exchange Act;
(d)	/ /	Investment company registered under Section 8 of the Investment Company Act;
(e)	/ /	An investment advisor in accordance with Rule 13d-1 (b) (1) (ii) (E);
(f)	/ /	An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);
(g)	/ /	A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G);
(h)	/ /	A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act;
(i)	/ /	A church plan that is excluded from the definition of an investment company under Section (c) (14) of the Investment Company Act;
(j)	/ /	Group, in accordance with Rule 13d-1 (b) (1) (ii) (J);
If this statement is filed pursuant to Rule 13d-1(c), check this box. /x/

Item 4.

Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned:
1,409,526 shares of Common Stock*
(b)	Percent of class:
6.7%*
(c)	Number of shares as to which such person has:
(i) Sole power to vote or to direct the vote - 0
(ii) Shared power to vote or direct the vote - 1,409,526*
(iii) Sole power to dispose or to direct the disposition of - 0

	(iv)	Shared power to dispose or to direct the disposition of - 1,409,526*
*
The beneficial ownership reported by the Reporting Persons excludes certain warrants which the Reporting Persons are contractually restricted from exercising at this time. The Reporting Persons cannot exercise such warrants so long as the Reporting Persons would be deemed "beneficial owners" of more than 4.9% of the Common Stock following such conversion.

Item 5.

Ownership of Five Percent or Less of a Class.
NOT APPLICABLE

Item 6.

Ownership of More than Five Percent on Behalf of Another Person.
NOT APPLICABLE

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
NOT APPLICABLE

Item 8.

Identification and Classification of Members of the Group.
NOT APPLICABLE

Item 9.

Notice of Dissolution of Group.
NOT APPLICABLE

Item 10.

Certification.

By signing below, each of the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose of effect.

SIGNATURE

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

January 18, 2001 (Date)
PROTIUS OVERSEAS LIMITED
By:	/s/ GORDON J. MUNDY Gordon J. Mundy
CRANSHIRE CAPITAL, L.P.
By: Downsview Capital, Inc., its General Partner
By:	/s/ MITCHELL P. KOPIN Mitchell P. Kopin, President
DOWNSVIEW CAPITAL, INC.
By:	/s/ MITCHELL P. KOPIN Mitchell P. Kopin, President
EURAM CAP STRAT. "A" FUND LIMITED
By: JMJ Capital, Inc., its Investment Manager
By:	/s/ MITCHELL P. KOPIN Mitchell P. Kopin, President
JMJ Capital, Inc.
By:	/s/ MITCHELL P. KOPIN Mitchell P. Kopin, President
MITCHELL P. KOPIN
By:	/s/ MITCHELL P. KOPIN

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  Item 1(a).
  Item 1(b).
  Item 2(a).
  Item 2(b).
  Item 2(c).
  Item 2(d).
  Item 2(e).
  Item 3.
  Item 4.
  Item 5.
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  Item 8.
  Item 9.
  Item 10.
SIGNATURE